Exhibit 4.9.29

EXECUTION VERSION

CONSENT AND WAIVER AGREEMENT

CONSENT AND WAIVER AGREEMENT, dated as of May 19, 2009 (this “Waiver Agreement”), among AMBAC ASSURANCE CORPORATION, a Wisconsin stock insurance company (“Ambac”), HERTZ VEHICLE FINANCING LLC, a special purpose limited liability company established under the laws of Delaware (“HVF”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association (as successor to BNY MIDWEST TRUST COMPANY, an Illinois trust company), as trustee (together with its successors in trust thereunder as provided in the Base Indenture referred to below, the “Trustee”).

RECITALS

WHEREAS, HVF and the Trustee have entered into the Second Amended and Restated Base Indenture, dated as of August 1, 2006 (as amended, modified, restated or supplemented from time to time, exclusive of any Series Supplements, the “Base Indenture”);

WHEREAS, HVF and the Trustee have entered into the Amended and Restated Series 2005-1 Supplement, dated as of August 1, 2006, supplementing the Base Indenture (as amended, modified, restated or supplemented from time to time, the “Series 2005-1 Supplement”);

WHEREAS, HVF and the Trustee have entered into the Amended and Restated Series 2005-3 Supplement, dated as of August 1, 2006, supplementing the Base Indenture (as amended, modified, restated or supplemented from time to time, the “Series 2005-3 Supplement”);

WHEREAS, HVF and the Trustee have entered into the Series 2008-1 Supplement, dated as of September 12, 2008, supplementing the Base Indenture (as amended, modified, restated or supplemented from time to time, the “Series 2008-1 Supplement”);

WHEREAS, pursuant to Section 6.6 of the Series 2005-2 Supplement Ambac is deemed to be holder of 100% of the Class A Notes for the purpose of giving consent to a waiver pursuant to the Base Indenture or the Series 2005-2 Supplement and for the purpose of giving direction to the Trustee pursuant to the Base Indenture;

WHEREAS, pursuant to Section 7.7 of the Series 2005-3 Supplement Ambac is deemed to be holder of 100% of the Class A Notes for the purpose of giving consent to a waiver pursuant to the Base Indenture or the Series 2005-2 Supplement and for the purpose of giving direction to the Trustee pursuant to the Base Indenture;

WHEREAS, Section 12.2 of the Base Indenture permits the provisions of the Base Indenture and any Series Supplement to be waived, and Ambac, HVF and the Trustee wish to waive (a) the requirement that the Series 2005-2 Rating Agency Condition and the Series 2005-3 Rating Agency Condition be satisfied in connection with the execution of (i) Amendment No. 2, dated as of the date hereof, between HVF and the Trustee, to the Series 2005-2 Supplement (the “Series 2005-2 Amendment”) and (ii) Amendment No. 2, dated as of the date hereof, between HVF and the Trustee, to the Series 2005-1 Supplement (the “Series 2005-1 Amendment” and, together with the Series 2005-2 Amendment, the “Amendments” or, individually, an “Amendment”) and (b) the existence of any Non-Eligible Manufacturer Amount with respect to any of Ford, GM or Chrysler (as more fully described below);

WHEREAS, HVF has delivered an Officer’s Certificate (substantially in the form set forth as Exhibit A hereto) to the effect that this Waiver Agreement does not affect the Noteholders of any Series of Notes other than the Series 2005-2 Noteholders and the Series 2005-3 Noteholders; and

WHEREAS, Section 2.03 of the Insurance Agreement requires HVF to obtain the consent of Ambac in connection with any waiver of any provision of the Series 2005-2 Supplement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

SECTION 1.        Defined Terms.  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Series 2005-2 Amendment.

SECTION 2.        Waiver.

(I)            Each of the parties hereby expressly waives the requirement that the Series 2005-2 Rating Agency Condition be satisfied in connection with the execution and delivery of (i) the Series 2005-1 Amendment and (ii) the Series 2005-2 Amendment.

(II)           Each of the parties hereby expressly waives the requirement that the Series 2005-3 Rating Agency Condition be satisfied in connection with the execution and delivery of (i) the Series 2005-1 Amendment and (ii) the Series 2005-2 Amendment.

(III)         Each of the parties hereto agrees to be bound by this Waiver Agreement for all purposes.

(IV)         Except for the express terms of the waiver set forth in Sections 2(I) and 2(II) above (a) this Waiver Agreement shall in no way function to limit any of the rights, remedies, actions or the like of any party to this Waiver Agreement under the Related Documents and (b) no failure or delay on the part of any party to this Waiver Agreement in exercising any such right, power, remedy or action under the Related Documents shall operate as a waiver thereof.

SECTION 3.        Trustee Direction.  By entering into this Waiver Agreement, Ambac (as deemed holder of the Class A Notes relating to the Series 2005-2 Supplement and the Class A Notes relating to the Series 2005-3 Supplement) hereby directs the Trustee to enter into this Waiver Agreement.

SECTION 4.        Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS WAIVER AGREEMENT, AND ALL MATTERS ARISING OUT OF OR IN ANY MANNER RELATING TO THIS WAIVER AGREEMENT.

SECTION 5.        Entire Agreement.  This Waiver Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, whether written or oral with respect to the subject matter hereof.  This Waiver Agreement cannot be amended, supplemented or otherwise modified without the written agreement of each party hereto.

SECTION 6.        Effectiveness.  This Waiver Agreement shall be effective upon its execution and delivery by all the parties hereto.

SECTION 7.        Counterparts.  This Waiver Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

SECTION 8.        Third-Party Beneficiaries.   The Hertz Corporation shall be an express third-party beneficiary under this Waiver Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMBAC ASSURANCE CORPORATION,

By:	/s/ Anthony Nocera
Name:	Anthony Nocera
Title:	First Vice President

HERTZ VEHICLE FINANCING LLC, as Issuer.

By:	/s/ R. Scott Massengill [SEAL]
Name:	R. Scott Massengill
Title:	VP & Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor to BNY MIDWEST TRUST COMPANY, as Trustee,

By:	/s/ John D. Ask
Name:	John D. Ask
Title:	Assistant Treasurer

Exhibit A

HERTZ VEHICLE FINANCING LLC

OFFICER’S CERTIFICATE

I, Scott Massengill, Vice President and Treasurer of HERTZ VEHICLE FINANCING LLC (“HVF”), a Delaware limited liability company, hereby certify as of the date hereof that the Consent and Waiver Agreement, dated as of May 19, 2009, among AMBAC ASSURANCE CORPORATION, HVF and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to BNY MIDWEST TRUST COMPANY) (the “Waiver Agreement”) does not affect the Holders of any Series of Notes other than Holders of the Series 2005-2 Notes and the Series 2005-3 Notes.

Capitalized terms used herein but not defined shall have the meanings set forth in the Waiver Agreement.

IN WITNESS WHEREOF, I have signed this certificate as of the 19th day of May, 2009.

HERTZ VEHICLE FINANCING LLC

By:	/s/ R. Scott Massengill
Name:	R. Scott Massengill
Title:	VP & Treasurer

[SEAL]

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